EXHIBIT 99.1

Chris Henderson Named Chief Operating Officer at DHI Group, Inc.

NEW YORK, NEW YORK, February 25, 2020 – DHI Group, Inc. (NYSE: DHX) (“DHI” or “The Company”) announced today Chris Henderson has been promoted to the role of Chief Operating Officer having served as Chief Strategy Officer since April 2019. Chris will work with DHI’s existing brand and functional leaders to develop and execute the overall strategy for each of DHI’s brands—Dice, ClearanceJobs and eFinancialCareers. Together, Mr. Henderson and functional leaders will work to accelerate the pace of customer-centered innovation and support DHI’s growth through greater functional alignment and focus on delivering best-in-class product and go-to-market solutions across the board.
“Chris has been a strategic asset to me and our Company since joining DHI last year, helping us clarify our strategy and priorities. This evolution is a natural fit for him and as Chris focuses on driving functional excellence across our organization to benefit our brands, I will be able to focus more on other critical growth priorities,” said CEO Art Zeile.
Mr. Henderson joined DHI in April 2019, with responsibility for the development and implementation of strategic priorities for the Company. As the Company underwent a search for a new head of sales, Mr. Henderson served as interim Chief Revenue Officer, until the position was filled in October 2019. Prior to joining DHI, Mr. Henderson served as CEO of the Universal Service Administrative Company, Senior Advisor to United States Interior Secretary Ken Salazar, and COO of the City of Denver under Mayor John Hickenlooper.  Chris was also a private equity investor at Vestar Capital Partners, where he was a managing director.
“I’m really proud to be part of the great team Art has built here at DHI to deliver on his transformative vision for the company. I look forward to working with my senior leadership colleagues in this new role to ensure we deliver on all the potential before us as quickly and effectively as possible,” said Chris Henderson.
Investor Contact
MKR Investor Relations
212-448-4181
ir@dhigroupinc.com
Media Contact
Rachel Ceccarelli
Senior Director Communications
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc.
DHI Group, Inc. (NYSE: DHX) is a leading provider of data, insights and employment connections through our specialized services for technology professionals and other select online communities. Our mission is to empower technology professionals and organizations that hire them to compete and win through expert insights and relevant employment connections. Employers and recruiters use our websites and services to source, hire and connect with the most qualified and highly-skilled technology professionals, while professionals use our websites and services to find ideal employment opportunities, relevant job advice and tailored career-related data. For nearly 30 years, we have built our Company on providing employers and professionals with career connections, news, tools and information. Today, we serve multiple markets in North America, Europe, the Middle East and the Asia Pacific region. Find out more at www.dhigroupinc.com.